Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2026, with respect to the consolidated financial statements of MaxsMaking Inc. as of and for the fiscal year ended October 31, 2025 in this Registration Statement on Form F-4 and the related Prospectus of MaxsMaking Inc. filed with the U.S. Securities and Exchange Commission.

Singapore

October 1, 2026